                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*

                     AFFORDABLE RESIDENTIAL COMMUNITIES INC.
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                    008273104
                                 (CUSIP Number)

                                       N/A
             (Date of Event Which Requires Filing of this Statement)







Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X} Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
CUSIP NO. 008273104                                            PAGE 2 OF 8 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
  1.     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         CAPITAL ARC HOLDINGS, LLC

--------------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (A) [ ]
                                                                      (B) [ ]

--------------------------------------------------------------------------------
  3.     SEC USE ONLY


--------------------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
     NUMBER OF        5.    SOLE VOTING POWER
      SHARES                0
   BENEFICIALLY       ----------------------------------------------------------
     OWNED BY         6.    SHARED VOTING POWER
       EACH                 0
     REPORTING        ----------------------------------------------------------
      PERSON          7.    SOLE DISPOSITIVE POWER
       WITH                 0
                      ----------------------------------------------------------
                      8.    SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         0

--------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    [ ]

--------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0%

--------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13G
CUSIP NO. 008273104                                            PAGE 3 OF 8 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
  1.     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


         UBS AG

--------------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (A) [ ]
                                                                        (B) [ ]

--------------------------------------------------------------------------------
  3.     SEC USE ONLY

--------------------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION
         Switzerland

--------------------------------------------------------------------------------
     NUMBER OF        5.    SOLE VOTING POWER
      SHARES                0
   BENEFICIALLY       ----------------------------------------------------------
     OWNED BY         6.    SHARED VOTING POWER
       EACH                 16,543
     REPORTING        ----------------------------------------------------------
      PERSON          7.    SOLE DISPOSITIVE POWER
       WITH                 0
                      ----------------------------------------------------------
                      8.    SHARED DISPOSITIVE POWER
                            16,543
--------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         16,543

--------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     [ ]

--------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.04%

--------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO

--------------------------------------------------------------------------------

*    SEE INSTRUCTIONS BEFORE FILLING OUT
     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13G
CUSIP NO. 008273104                                            PAGE 4 OF 8 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
  1.     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         UBS SECURITIES LLC

--------------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (A) [ ]
                                                                        (B) [ ]

--------------------------------------------------------------------------------
  3.     SEC USE ONLY

--------------------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
     NUMBER OF          5.       SOLE VOTING POWER
      SHARES                     16,543
   BENEFICIALLY         --------------------------------------------------------
     OWNED BY           6.       SHARED VOTING POWER
       EACH                      0
     REPORTING          --------------------------------------------------------
      PERSON            7.       SOLE DISPOSITIVE POWER
       WITH                      16,543
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         16,543

--------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     [ ]

--------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.04%

--------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         BD

--------------------------------------------------------------------------------
*    SEE INSTRUCTIONS BEFORE FILLING OUT
     INCLUDE BOTH SIDES OF THE COVER PAGE,
     RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

ITEM 1(A).        NAME OF ISSUER:

                  Affordable Residential Communities Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  600 Grant Street
                  Suite 900
                  Denver, Colorado 80203

ITEM 2(A).        NAME OF PERSONS FILING:

                  This statement is filed by:

                  Capital ARC Holdings, LLC
                  UBS AG
                  UBS Securities LLC

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Capital ARC Holdings, LLC's principal business office is:
                  299 Park Avenue
                  New York, New York 10171

                  UBS AG's principal U.S. business office is:
                  299 Park Avenue
                  New York, New York 10171

                  UBS Securities LLC's principal business office is:
                  677 Washington Boulevard
                  Stamford, CT 06901

ITEM 2(C).        CITIZENSHIP:

                  Incorporated by reference to Item 4 of the cover pages.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01 per share

ITEM 2(E).        CUSIP NUMBER:

                  008273104


                               Page 5 of 8 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.           OWNERSHIP:

                  Incorporated by reference to Items 5-11 of the cover pages.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10.          CERTIFICATION:

                  Not applicable.



                               Page 6 of 8 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 13, 2006

                            CAPITAL ARC HOLDINGS, LLC

                                   By:      /s/ Michael Greene
                                            -----------------------------------
                                            Name:  Michael Greene
                                            Title: Partner

                                   By:      /s/ Richard Capone
                                            -----------------------------------
                                            Name:  Richard Capone
                                            Title: Chief Financial Officer

                                   UBS AG



                                   By:      /s/ Regina A. Dolan
                                            -----------------------------------
                                            Name:  Regina A. Dolan
                                            Title: Member of the GMB

                                   By:      /s/ Per Dyrvik
                                            -----------------------------------
                                            Name:  Per Dyrvik
                                            Title: Managing Director

                                   UBS SECURITIES LLC



                                   By:      /s/ Regina A. Dolan
                                            -----------------------------------
                                            Name:  Regina A. Dolan
                                            Title: Member of the GMB

                                   By:      /s/ Per Dyrvik
                                            -----------------------------------
                                            Name:  Per Dyrvik
                                            Title: Managing Director


                               Page 7 of 8 Pages

                        AGREEMENT TO MAKE A JOINT FILING

                  Capital ARC Holdings, LLC, UBS AG and UBS Securities LLC each agrees that this Schedule 13G (including all amendments hereto) is filed by and on behalf of each such party.

Date: February 13, 2006

                            CAPITAL ARC HOLDINGS, LLC

                                   By:      /s/ Michael Greene
                                            -----------------------------------
                                            Name:  Michael Greene
                                            Title: Partner

                                   By:      /s/ Richard Capone
                                            -----------------------------------
                                            Name:  Richard Capone
                                            Title: Chief Financial Officer

                                   UBS AG


                                   By:      /s/ Regina A. Dolan
                                            -----------------------------------
                                            Name:  Regina A. Dolan
                                            Title: Member of the GMB

                                   By:      /s/ Per Dyrvik
                                            -----------------------------------
                                            Name:  Per Dyrvik
                                            Title: Managing Director

                                   UBS SECURITIES LLC


                                   By:      /s/ Regina A. Dolan
                                            -----------------------------------
                                            Name:  Regina A. Dolan
                                            Title: Member of the GMB

                                   By:      /s/ Per Dyrvik
                                            -----------------------------------
                                            Name:  Per Dyrvik
                                            Title: Managing Director


                               Page 8 of 8 Pages